                                                                    Exhibit 23.1


               Consent of Independent Certified Public Accountants

Plan Administrator
Appalachian Bancshares, Inc.
Section 401(k) Profit Sharing Plan
Ellijay, Georgia


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-27127) pertaining to the Appalachian Bancshares, Inc. 1997 Directors' Non-Qualified Stock Option Plan, 1997 Employee Stock Incentive Plan and Section 401(k) Profit Sharing Plan, of our report dated July 19, 2001, with respect to the financial statements and schedules of the Appalachian Bancshares, Inc. Section 401(k) Profit Sharing Plan included in this Appalachian Bancshares, Inc. Section 401(k) Profit Sharing Plan Annual Report on Form 11-K for the year ended December 31, 2000.


                                            /s/ BDO Seidman LLP



Atlanta, Georgia
July 19, 2001